UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 15, 2021

ALPINE IMMUNE SCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37449	20-8969493
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
188 East Blaine Street, Suite 200
Seattle, Washington 98102
(Address of principal executive offices, including zip code)
(206) 788-4545
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ALPN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 15, 2021, Alpine Immune Sciences, Inc. (the “Company”) entered into a License and Collaboration Agreement (the “License Agreement”) with Horizon Therapeutics Ireland DAC (“Horizon”), pursuant to which the Company granted to Horizon rights to one of the Company’s existing preclinical biologic therapeutic programs (the “Existing Program”) and the Company and Horizon agreed to collaborate in the discovery, research and pre-clinical development of up to three additional autoimmune and inflammatory disease programs for other designated biological targets (the “Research Programs” and together with the Existing Program, the “Programs”) and products arising therefrom (“Agreement Products”).

Existing Program. The Company granted to Horizon an exclusive, worldwide, royalty-bearing, sublicensable license under the Company’s intellectual property rights for the development, manufacture and commercialization of Agreement Products associated with the Existing Program (the “Existing Program Products”) for all applications; however, Horizon has agreed not to pursue the Existing Program Products for oncology. In addition, the Company granted to Horizon a non-exclusive license to access the Company’s libraries of proteins and molecules for research, discovery and identification of additional compounds meeting the agreed criteria (subject to certain exceptions (including compounds reserved by the Company from the libraries) as set forth in the License Agreement) which would be included in Horizon’s license.

The Company will conduct its activities under the Existing Program and deliver certain deliverables pursuant to one or more deliverables plans as mutually agreed by the parties. Horizon will pay the Company for the costs and expenses of conducting such activities under the deliverables plans.

Research Programs. Under the License Agreement, during a limited research term, the Company and Horizon will conduct up to three Research Programs for specified biological targets selected by Horizon (subject to certain exceptions (including targets reserved by the Company)) to discover proteins and molecules with specified attributes and biological functions, pursuant to a mutually agreed research plan for each such Research Program. Each party has the right to reserve certain targets and to replace such reserved targets or reserve more targets (up to a fixed number) through a gatekeeper mechanism. The Company will deliver certain deliverables for each Research Program. Horizon will pay the Company for the costs and expenses for conducting its activities under the Research Programs. As between the parties, Horizon will own the inventions and intellectual property developed from the Research Programs or otherwise associated with the Agreement Products arising therefrom.

Governance. The parties will establish a joint research committee composed of an equal number of representatives from each of the Company and Horizon, which will, among other responsibilities, oversee and govern the Programs and review and approve research plans. The parties will also form a joint patent committee comprised of one or two representatives of each party to discuss strategy and facilitate communication and coordination for prosecution and maintenance of the relevant patents under the License Agreement.

Development, Manufacture, Regulatory and Commercialization. Horizon will have the sole right and responsibility for the development, manufacturing and commercialization of all the Agreement Products. The Company will provide Horizon reasonable assistance and cooperation. In addition, the Company has agreed during the term of the License Agreement not to conduct or enable any third party to conduct the development, manufacture or commercialization of certain competing products as set forth therein.

Financial Terms. In connection with the transaction, Horizon will make an upfront payment to Alpine of $25 million as well as an equity investment in Alpine of $15 million (as described in greater detail below).

In addition to the upfront payment and equity consideration, Horizon has agreed to make milestone payments to the Company upon the Company’s achievement of certain pre-clinical, clinical and regulatory and commercialization milestones, up to an aggregate amount of $381 million per Program, or approximately $1.52 billion in total, if all milestones are met.

Horizon has further agreed to pay the Company royalties based on future net sales of the Agreement Products. For the Existing Program, such royalty percentages range from a mid-single digit percentage to a low double-digit percentage of net sales, with the specific royalty rate depending on the aggregate net sales. For each Research Program, such royalty percentages are in a range of mid-single digit percentages of net sales, with the specific royalty rate depending on the aggregate net sales. Horizon’s obligations to pay royalties with respect to an Agreement Product and country will expire after specific criteria for such Agreement Product in such country including it no longer being covered by valid claims of applicable patent rights in such country (the “Royalty Term”). Royalty payments are subject to reduction in specified circumstances, including expiration of patent rights, biosimilar competition, or Horizon is required to make payments to a third party with respect to an Agreement Product.

Term and Termination. Unless earlier terminated, the License Agreement remains in effect until the expiration of the Royalty Term for all Agreement Products. The License Agreement is subject to customary termination provisions including termination by a party for the other party’s uncured, material breach. Additionally, Horizon may terminate the License Agreement with specified prior notice in its entirety or on a Program-by-Program basis, for any or no reason.

In the event of certain terminations of the License Agreement, at the Company’s request the parties will negotiate one or more licenses for the Company to develop, manufacture and commercialize terminated Agreement Products.

The License Agreement includes certain other customary terms and conditions, including mutual representations and warranties, indemnification and confidentiality provisions.

The foregoing description of the terms of the License Agreement is not complete and is qualified in its entirety by reference to the full text of the License Agreement. A copy of the License Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Stock Purchase Agreement

On December 15, 2021, in connection with the execution of the License Agreement, the Company entered into a Stock Purchase Agreement with Horizon (the “Purchase Agreement”) pursuant to which the Company will issue and sell 951,980 shares of its common stock (the “Shares”) to Horizon in a private placement for an aggregate purchase price of $15.0 million, or $15.756625 per share. The purchase price represents a 25% premium to the volume-weighted average share price of the Company’s common stock for the 30-day period ended December 9, 2021. The closing of the purchase and sale of the Shares is expected to occur on or about December 20, 2021, subject to customary closing conditions.

The Shares are subject to lock-up restrictions, which, subject to certain exceptions, prohibit Horizon from selling the Shares for a period of six months after the date of the Purchase Agreement. The Purchase Agreement contains certain other customary terms and conditions, including mutual representations, warranties, and covenants.

The foregoing description of the terms of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement. A copy of the Purchase Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

Item 3.02. Unregistered Sales of Equity Securities.

The description of the issuance and sale of the Shares pursuant to the Purchase Agreement set forth under Item 1.01 above under the caption “Stock Purchase Agreement” is incorporated by reference into this Item 3.02. The issuance and sale of the Shares has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The Company has relied on the exemption from the registration requirements of the Securities Act under Section 4(a)(2) thereof, for a transaction by an issuer not involving any public offering.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 16, 2021	ALPINE IMMUNE SCIENCES, INC.

	By:	/s/ Paul Rickey
	Name:	Paul Rickey
	Title:	Senior Vice President and Chief Financial Officer